Exhibit A

5 Results Way Cupertino, CA 95014 t 408.864.2600 f 408.342.1615 www.arcsight.com
ArcSight to Cancel Appearance at Upcoming Investor Conferences and
Adjourn Annual Stockholders Meeting
Citing Announcement of Definitive Merger Agreement with HP,
Company also Cancels Financial Analyst and Investor Day
CUPERTINO, CA — September 13, 2010 — ArcSight, Inc. (NASDAQ: ARST), a leading global provider of cybersecurity and compliance solutions, today announced it has cancelled its appearances at the Deutsche Bank 2010 Technology Conference, scheduled for Tuesday, September 14, 2010 in San Francisco and the ThinkEquity 7th Annual Growth Conference scheduled for Thursday, September 16, 2010 in New York as a result of today’s announcement of the Company’s signing of a definitive merger agreement with HP. A separate press release was issued today with details of that announcement.
In addition, ArcSight announced that it will immediately adjourn indefinitely its Annual Meeting of Stockholders scheduled for September 20, 2010, without conducting any substantive business regarding the matters set forth in the notice for the meeting or any other matter.
Further, the Company announced it has cancelled its annual financial analyst and investor day, scheduled for Tuesday, September 21, 2010. The Company will still host its sixth annual user conference, ArcSight Protect ‘10, in the Washington, D.C. area from September 19-22, 2010.
About ArcSight
ArcSight (NASDAQ: ARST) is a leading global provider of cybersecurity and compliance solutions that protect organizations from enterprise threats and risks. Based on the market-leading SIEM offering, the ArcSight Enterprise Threat and Risk Management (ETRM) platform enables businesses and government agencies to proactively safeguard digital assets, comply with corporate and regulatory policy and control the internal and external risks associated with cybertheft, cyberfraud, cyberwarfare and cyberespionage. For more information, visit www.arcsight.com. (ARST-IR)
© 2010 ArcSight, Inc. All rights reserved. ArcSight and the ArcSight logo are trademarks of ArcSight, Inc.
Forward-Looking Statements
This document contains projections and other forward-looking statements regarding the expected performance of Hewlett-Packard Company (“HP”) following completion of the acquisition, including statements related to HP’s product and service offerings and the future of the enterprise threat and risk management market. Statements regarding future events are based on the parties’ current expectations and are necessarily subject to associated risks related to, among other things, obtaining a sufficient number of tendered shares of common stock and regulatory approval of the merger, the potential impact on the business of ArcSight, Inc. (“ArcSight”) due to the uncertainty about the acquisition, the retention of employees of ArcSight and the ability of HP to successfully integrate ArcSight and to achieve expected benefits. Actual results may differ materially from those in the projections or other forward-looking statements. For information regarding other related risks, please see the “Risk

Factors” section of ArcSight’s filings with the United States Securities and Exchange Commission, including its most recent filings on Form 10-K and Form 10-Q.
Securities Law Disclosures
This document is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of ArcSight common stock will be made only pursuant to an offer to purchase and related materials that HP intends to file with the United States Securities and Exchange Commission. ArcSight stockholders and other investors should read these materials carefully because they contain important information, including the terms and conditions of the offer. Once filed, copies of the tender offer statement on Schedule TO, the offer to purchase and related documents will be made available to ArcSight stockholders at no expense to them. In addition, those materials will be available without charge from ArcSight Investor Relations at (415) 293-4427 or by email at robert.dougherty@fd.com, or the United States Securities and Exchange Commission through the Commission’s website at www.sec.gov. ArcSight stockholders and other investors are urged to read carefully those materials prior to making any decisions with respect to the offer.
Investor Relations Contact Information
Robert Dougherty
415.293.4427
IR@arcsight.com
robert.dougherty@fd.com